CUMBERLAND PHARMACEUTICALS REPORTS 24% INCREASE IN NET

REVENUE WITH FULL YEAR 2009 FINANCIAL RESULTS

- Profitability maintained through Caldolor® launch, formulary approvals taking hold

— Supplemental New Drug Application being submitted to FDA for Acetadote®

NASHVILLE, TN, March 10, 2010 — Cumberland Pharmaceuticals Inc. (Nasdaq: CPIX), a specialty pharmaceutical company focused on the hospital acute care and gastroenterology markets, today announced full year 2009 financial results.

“The approval and launch of Caldolor and our initial public offering made 2009 a pivotal year for Cumberland,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “We are pleased to report that we achieved our objectives of remaining profitable and cash flow positive during the Caldolor launch, and that our balance sheet is now the strongest in the history of the Company.”

Net Revenue: For the year ended December 31, 2009, net revenue was $43.5 million, an increase of 24% over the same period in 2008. This growth was due primarily to an increase in volume for Acetadote® (acetylcysteine) Injection, the Company’s treatment for acetaminophen overdose, as well as initial stocking from the launch of Caldolor® (ibuprofen) Injection, Cumberland’s recently approved IV treatment for pain and fever. Net revenue for the three months ended December 31, 2009 was $10.7 million, compared to $9.8 million for the same period in 2008.

Operating Expenses: Total operating expenses for the year ended December 31, 2009, were $37.8 million, compared to $27.8 million for the same period in 2008. This increase was due primarily to sales and marketing expense associated with the Caldolor launch, particularly the expansion of the Company’s hospital sales force, $2.0 million in Caldolor milestone obligations, and a payroll tax expense of $1.1 million related to the exercise of non-qualified options. For the three-month period ended December 31, 2009, total operating expenses were $10.0 million, compared with $8.3 million for the corresponding period in 2008, an increase due primarily to sales and marketing costs associated with the launch of Caldolor.

Net Income: Net income for the year ended December 31, 2009 was $3.1 million, or $0.17 per diluted share, compared to $4.8 million, or $0.29 per diluted share, for the same period in 2008. This change in earnings per share is due in part to an increase in shares outstanding from Cumberland’s initial public offering in 2009. Excluding the aforementioned Caldolor milestone and payroll tax expenses, net income as adjusted for the year ended December 31, 2009, was $4.9 million, or $0.27 per diluted share.

Net income for the three months ended December 31, 2009, was $0.3 million, or $0.01 per diluted share, compared to $1.1 million, or $0.07 per diluted share, for the corresponding period in 2008. The decrease in net income is due primarily to a $0.9 million increase in net revenues offset by a $1.7 million increase in operating expenses and increased interest expense associated with the Company’s new credit facility. This change in earnings per share was due to the decrease in net income and an increase in shares outstanding from Cumberland’s initial public offering.

EBITDA: Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the year ended December 31, 2009 was $6.6 million compared to $8.1 million for the same period in 2008. Excluding $0.7 million of non-cash stock compensation expense, $1.1 million in payroll taxes from non-qualified stock option exercises and $2.0 million in Caldolor milestone expenses in 2009, and $0.6 million in non-cash compensation expense in 2008, adjusted EBITDA would have been $10.4 million and $8.6 million in 2009 and 2008, respectively, representing growth of 20%.

Balance Sheet: As of December 31, 2009, Cumberland had $78.7 million in cash and cash equivalents, compared to $11.8 million for the year ended December 31, 2008. Total assets at December 31, 2009 of $103.7 million represented an increase of $72.6 million over 2008. These increases were due primarily to the net proceeds received from the Company’s initial public offering. Cumberland had total debt of $19.8 million, including a current portion of $9.1 million. The Company had net accounts receivable and inventories of $6.2 million and $4.8 million, respectively, at December 31, 2009.

2009 Highlights

Caldolor Launch

In September 2009, Cumberland successfully launched Caldolor in the United States. The Company’s hospital and field sales forces, comprised of 113 experienced sales professionals, are now promoting the product and Caldolor is fully stocked at wholesalers serving hospitals nationwide. The Company is working to introduce Caldolor and secure formulary approval nationally, and the product is now stocked in a number of medical facilities across the country. In addition to personal sales promotion, Cumberland is supporting the product through a multi-faceted marketing campaign, including internet and media advertising, medical society and convention presence, journal publications, and its medical information call center.

Initial Public Offering

In August 2009, Cumberland completed its initial public offering of 5,000,000 shares of common stock at a price of $17.00 per share, raising $85.0 million in gross proceeds. Net proceeds to the Company were $74.8 million after commissions and offering expenses. Cumberland’s common stock began trading on the NASDAQ Global Select Market on August 11, 2009, under the trading symbol “CPIX”. Proceeds from the offering helped to fund the launch of Caldolor, and Cumberland’s continued profitability and positive cash flow have allowed the Company to retain the majority of the proceeds for potential new acquisitions.

International Markets

In 2009, the Company announced that it entered into exclusive agreements with Phebra Pty Ltd. for commercialization of Caldolor in Australia and New Zealand, and with DB Pharm Korea for registration and commercialization of the product in South Korea. Phebra and DB Pharm Korea will be responsible for obtaining regulatory approval for Caldolor in their respective territories, and for handling ongoing regulatory requirements, product marketing, distribution and sales. Cumberland will maintain responsibility for product formulation, development and manufacturing, and will provide finished product for sale. Cumberland will receive upfront and milestone payments as well as a transfer price from the partnering companies, and will also receive royalties on any sales of Caldolor in those territories.

New Intellectual Property Initiative for Caldolor

In addition to Cumberland’s issued patent for Caldolor, the Company has filed the two new patent applications based on its clinical data for the product. Cumberland’s research in hospitalized patients uncovered new findings for which the Company previously filed several provisional patent applications. Cumberland has now converted two of these provisional applications to full applications, which address the effect of intravenous ibuprofen in critically-ill, hospitalized patients as well as its effect on patient blood pressure.

Recent Developments

Cumberland intends to file a supplemental New Drug Application (sNDA) for Acetadote related to the product’s ability to treat acute liver failure. Cumberland originally received FDA approval for Acetadote in 2004 for the treatment of acetaminophen overdose in adults, and has since expanded the product’s label with a pediatric indication in 2006 and data further supporting the product’s safety in 2008. This new sNDA submission is primarily based on a recent multicenter clinical study led by investigators at the University of Texas Southwestern Medical Center. The study results demonstrate that Acetadote is both safe and effective in treating patients suffering from acute liver failure, significantly improving transplant-free survival rates and reducing the number of patients requiring liver transplant.

Supplemental Financial Information

The following table provides a reconciliation of Cumberland’s reported (GAAP) statement of income to our adjusted (non-GAAP) statement of income for the period ended December 31, 2009. The adjusted statement includes certain items that management believes are infrequent or unusual in amount, and is provided to assist investors in evaluating Cumberland’s current and future performance. The adjusted statement should not be considered a substitute for Cumberland’s reported statement of income.

Net income, as reported	$3,091,415
Non-GAAP adjustments:
Milestone expenses associated with the FDA approval of Caldolor	1,950,362
Payroll tax expense associated with the exercise of nonqualified options	1,093,464
Tax impact of above adjustments*	(1,211,138)

Net income, as adjusted	$4,924,103

Weighted-average shares outstanding – diluted	18,234,171

Earnings per share – diluted (as reported)	$0.17
Earnings per share – diluted (as adjusted)	$0.27

* — Calculated based on the Company’s effective tax rate at December 31, 2009.

The following table presents a reconciliation of Cumberland’s net income to EBITDA and adjusted EBITDA. The Company defines EBITDA as net income plus interest, income tax, depreciation and amortization, and presents these measures to assist investors in evaluating Cumberland’s operating performance and comparing the Company’s results with those of other companies. EBITDA and adjusted EBITDA should not be considered in isolation from or as a substitute for net income.

Year ended December 31, 2009
Net income	$3,091,415
Income tax expense	2,024,192
Depreciation & amortization	816,499
Interest (income) expense, net	693,564

EBITDA	6,625,670
Adjustments:
Non-cash stock compensation	708,196
Payroll taxes from stock option exercises	1,093,464
Caldolor milestone expenses	1,950,362

Adjusted EBITDA	$10,377,692

Year ended December 31, 2008
Net income	$4,766,249
Income tax expense	2,543,951
Depreciation & amortization	786,597
Interest (income) expense, net	(27,979)

EBITDA	8,068,818
Adjustments:
Non-cash stock compensation	562,704

Adjusted EBITDA	$8,631,522

Conference Call and Webcast

A conference call and live webcast will be held on Wednesday, March 10, 2010, at 11:00 a.m. Eastern Time to discuss the Company’s full year 2009 financial results. To participate on the call, please dial 877-303-1298 (for U.S. callers) or 253-237-1032 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 800-642-1687 (for U.S. callers) or 706-645-9291 (for international callers). The Conference ID for the rebroadcast is 58871773. The live webcast and rebroadcast can be accessed via Cumberland Pharmaceuticals’ website at http://investor.shareholder.com/cpix/events.cfm.

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a Tennessee-based specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company’s primary target markets include hospital acute care and gastroenterology. Cumberland’s product portfolio includes Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning and Kristalose® (lactulose) for Oral Solution, a prescription laxative. The Company also recently launched Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever available in the United States. Cumberland is dedicated to providing innovative products which improve quality of care for patients. The Company completed the initial public offering of its common stock in August 2009. For more information on Cumberland Pharmaceuticals, please visit www.cumberlandpharma.com.

About Caldolor

Caldolor is indicated for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever in adults. It is the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with asthma, urticaria, or allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, including boxed warning, visit www.caldolor.com.

About Acetadote

Acetadote is used in the emergency department to prevent or lessen potential liver damage resulting from an overdose of acetaminophen, a common ingredient in many over-the-counter painkillers. It is the only approved injectable product in the United States for the treatment of acetaminophen overdose, the leading cause of poisonings presenting in emergency departments in the country(1). Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. Serious anaphylactoid reactions, including death in a patient with asthma, have been reported in patients administered acetylcysteine intravenously. Acetadote should be used with caution in patients with asthma, or where there is a history of bronchospasm. The total volume administered should be adjusted for patients less than 40 kg and for those requiring fluid restriction. To avoid fluid overload, the volume of diluent should be reduced as needed. If volume is not adjusted, fluid overload can occur, potentially resulting in hyponatremia, seizure, and death. For full prescribing information, visit www.acetadote.net.

(1) National Poison Data System, American Association of Poison Control Centers

About Kristalose

Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Initial dosing may produce flatulence and intestinal cramps, which are usually transient. Excessive dosage can lead to diarrhea with potential complications such as loss of fluids, hypokalemia and hypernatremia. Nausea and vomiting have been reported. Use with caution in diabetics. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing information, visit www.kristalose.com.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland’s operations are subject to factors outside its control, and any one or combination of these factors could materially affect Cumberland’s results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis or a failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company’s Registration Statement declared effective by the SEC on August 10, 2009. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

SOURCE: Cumberland Pharmaceuticals Inc.

Investor Contact:	Media Contact:
Angela Novak Corporate Relations (615) 255-0068 anovak@cumberlandpharma.com	Rebecca Kirham Lovell Communications (615) 297-7766 rebecca@lovell.com

CUMBERLAND PHARMACEUTICALS INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$78,701,682	$11,829,551
Accounts receivable, net of allowances	6,176,585	3,129,347
Inventories	4,822,873	1,762,776
Prepaid and other current assets	2,746,259	481,312
Deferred tax assets	726,196	507,212

Total current assets	93,173,595	17,710,198
Property and equipment, net	918,412	432,413
Intangible assets, net	7,956,009	8,528,732
Deferred tax assets	1,306,514	1,000,031
Other assets	369,790	3,447,813

Total assets	$103,724,320	$31,119,187

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$9,061,973	$1,250,000
Current portion of other long-term obligations	144,828	457,915
Accounts payable	5,632,796	3,257,164
Other accrued liabilities	3,784,777	2,640,855

Total current liabilities	18,624,374	7,605,934
Revolving line of credit	1,825,951	1,825,951
Long-term debt, excluding current portion	8,938,027	3,750,000
Other long-term obligations, excluding current portion	184,632	382,487

Total liabilities	29,572,984	13,564,372

Commitments and contingencies
Redeemable common stock	1,930,000	–
Shareholders’ equity:
Cumberland Pharmaceuticals Inc. shareholders’ equity:
Convertible preferred stock – no par value; 3,000,000 shares authorized; 812,749 shares issued and outstanding as of December 31, 2008	–	2,604,070
Common stock – no par value; 100,000,000 shares authorized; 20,180,486(1) and 9,903,047 shares issued and outstanding as of December 31, 2009 and 2008, respectively	67,711,746	13,500,034
Retained earnings	4,542,126	1,450,711

Total shareholders’ equity	72,253,872	17,554,815

Noncontrolling interests	(32,536)	–

Total equity	72,221,336	17,554,815

Total liabilities and equity	$103,724,320	$31,119,187

_______________
(1) Number of shares issued and outstanding represents total shares of common stock regardless of classification on the consolidated balance sheet. The number of shares of redeemable common stock as of December 31, 2009 was 142,016.

CUMBERLAND PHARMACEUTICALS INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
Revenues:
Net product revenue	$43,142,350	$34,889,967	$27,821,646
Other revenue	394,928	185,193	241,943

Net revenues	43,537,278	35,075,160	28,063,589

Costs and expenses:
Cost of products sold	4,136,541	3,045,672	2,669,628
Selling and marketing	20,194,074	14,387,153	10,053,355
Research and development	4,993,278	4,429,064	3,693,917
General and administrative	7,643,070	5,139,937	4,137,942
Amortization of product license right	686,904	686,904	686,905
Other	106,776	104,209	96,524

Total costs and expenses	37,760,643	27,792,939	21,338,271

Operating income	5,776,635	7,282,221	6,725,318

Interest income	79,363	241,282	382,919
Interest expense	(772,927)	(213,303)	(639,590)

Income before income taxes	5,083,071	7,310,200	6,468,647

Income tax expense	(2,024,192)	(2,543,951)	(2,424,261)

Net income	3,058,879	4,766,249	4,044,386

Net loss at subsidiary attributable to noncontrolling interest	32,536	–	–

Net income attributable to common shareholders	$3,091,415	$4,766,249	$4,044,386

Earnings per share attributable to common shareholders
– Basic	$0.22	$0.47	$0.40
– Diluted	$0.17	$0.29	$0.24
Weighted-average shares outstanding
– Basic	14,199,479	10,142,807	10,032,083
– Diluted	18,234,171	16,539,662	16,581,902

CUMBERLAND PHARMACEUTICALS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007

Cash flows from operating activities:
Net income	$3,058,879	$4,766,249	$4,044,386
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on early extinguishment of other long-term obligations	–	(38,577)	–
Depreciation and amortization expense	816,499	786,597	762,222
Deferred tax (benefit) expense	(525,467)	683,914	2,230,596
Nonemployee stock granted for services received	210,740	106,558	222,596
Nonemployee stock option grant expense	845,661	58,646	93,836
Stock-based compensation – employee stock options	606,395	397,500	299,212
Excess tax benefit derived from exercise of stock options	(3,968,894)	(398,529)	(449,528)
Noncash interest expense	128,800	71,933	273,714
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	(3,047,238)	(755,810)	2,746,925
Inventory	(3,060,097)	(813,667)	(278,011)
Prepaid, other current assets and other assets	(721,464)	(163,274)	(184,268)
Accounts payable and other accrued liabilities	6,572,098	1,652,911	(811,107)
Other long-term obligations	(510,942)	42,501	(323,691)

Net cash provided by operating activities	404,970	6,396,952	8,626,882

Cash flows from investing activities:
Additions to property and equipment	(601,802)	(67,572)	(152,420)
Additions to trademarks and patents	(110,541)	(66,576)	(11,069)

Net cash used in investing activities	(712,343)	(134,148)	(163,489)

Cash flows from financing activities:
Proceeds from initial public offering of common stock	85,000,000	–	–
Costs of initial public offering	(7,479,011)	(687,977)	(2,031,416)
Proceeds from borrowings on long-term debt	18,000,000	4,083,340	–
Principal payments on note payable	(5,000,000)	(1,833,336)	(1,833,336)
Net borrowings on line of credit	–	500,000	500,000
Payment of other long-term obligations	–	(2,760,000)	(1,500,000)
Costs of financing for long-term debt and credit facility	(189,660)	(29,491)	–
Payments made in connection with repurchase of common shares	(27,295,808)	(4,999,995)	–
Proceeds from exercise of stock options	175,089	81,159	510,951
Excess tax benefit derived from exercise of stock options	3,968,894	398,529	449,528

Net cash provided by (used in) financing activities	67,179,504	(5,247,771)	(3,904,273)

Net increase in cash and cash equivalents	66,872,131	1,015,033	4,559,120
Cash and cash equivalents, beginning of year	11,829,551	10,814,518	6,255,398

Cash and cash equivalents, end of year	$78,701,682	$11,829,551	$10,814,518

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$677,387	$221,000	$419,100
Income taxes	196,187	1,486,991	89,075
Noncash investing and financing activities:
Deferred financing costs	335,075	125,000	–
Increase in accounts payable and accrued expenses of initial public offering	–	–	645,934